TO:        Executive Officers and Directors of Aflac Incorporated
DATE:        June 15, 2020

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Trading Aflac Equity Securities
This notice is to inform you of restrictions on your ability to trade equity securities of Aflac Incorporated (the “Company”) during an upcoming “blackout period” that will apply to the Aflac Incorporated 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”). This special “blackout period” is imposed on executive officers and directors of the Company by (i) the Sarbanes-Oxley Act of 2002 and (ii) Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s regular trading black-out periods related to its earnings releases.
The 401(k) Plan blackout period is being imposed because of the transition to a new recordkeeper for the 401(k) Plan. During the 401(k) blackout period, participants in the 401(k) Plan will not be able to (i) to direct or diversify their 401(k) plan investments, or (ii) request a withdrawal, distribution or loan. The 401(k) Plan blackout period will begin at 3:00 p.m. (Eastern Time) on June 23, 2020, and will end during the week beginning July 19, 2020 (the “401(k) Plan Blackout Period”).
In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, during the 401(k) Plan Blackout Period, the Company’s directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or service as a director of the Company.
Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities.

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Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit (i) selling shares of Company stock acquired pursuant to an exercise of options granted to you in connection with your employment as an executive officer or service as a director, (ii) selling shares of Company stock originally received as a restricted stock grant or upon the vesting of a restricted performance award, or (iii) selling shares to cover withholding taxes upon the vesting of restricted stock or restricted performance awards.

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Exemptions from these rules generally apply for (i) purchases or sales under pre-existing Rule 10b5-1 plans or dividend reinvestment plans, (ii) sales required by law, and (iii) certain other “automatic” transactions.

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Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your employment as an executive officer or service as a director, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

Inquiries with respect to this blackout period, including the date on which the blackout period has ended, should be directed to Matt Loudermilk, Corporate Secretary, 1932 Wynnton Road Columbus, GA 31999, or at (706) 323-3431.
These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.
Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the 401(k) Plan Blackout Period.